Amendment to Employment Agreement
The Employment Agreement dated as of April 23, 2014, between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 1 Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”), and JOHN F. CROWLEY, an individual residing at […] (“Employee”) is amended as follows:

1.    Section 3.2: The second sentence is amended to delete 60% and replace with 65%.
2.    Section 3.3 is renumbered as Section 3.4
3.    New Section 3.3 is as follows:
Equity. Subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan and such other equity plans as the Company may adopt from time to time during Employee’s employment with the Company, Employee will be eligible to receive stock options (“Options”), Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (PRSUs) and/or such other equity or equity-based grants, as the Company may elect, in any such case pursuant to any Award Agreement (as that term is defined in the Company’s Equity Incentive Plan) between Employee and the Company. Unless otherwise provided in this Agreement, the terms and conditions of the applicable equity plan will govern all equity grants to Employee (including vesting of options and units), including with regard to the Employee’s cessation of employment on such equity grants.
3.    Section 5.2(b): The second sentence is deleted and replaced with:
In addition, (i) the vesting of any unvested Options held by Employee immediately prior to such termination shall accelerate such that the portion of those Options that was otherwise scheduled to vest during the 12 month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of such termination; (ii) the vesting of any unvested RSUs held by Employee immediately prior to such termination shall accelerate such that the portion of those RSUs that was otherwise scheduled to vest during the 12 month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of such termination; (iii) the vesting of any unvested PRSUs held by Employee immediately prior to such termination shall accelerate such that the portion of those PRSUs that was otherwise scheduled to vest during the 12 month period immediately following such termination (had Employee remained employed with the Company for that period) will become vested as of the date of termination unless a different date is set forth in the applicable equity award agreement.
3.    Section 5.4:    The second sentence is deleted and replaced with:
In addition, all unvested the Options and RSUs, held by Employee immediately prior to his termination shall vest in full. Any unvested PRSUs held by Employee immediately prior to his termination shall vest at the target level or at such greater level as determined by the Compensation Committee of the Board of Directors, in its sole discretion.

All other provisions of the Employment Agreement remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement this 18th date of February, 2020.

/s/ John F. Crowley

John F. Crowley Amicus Therapeutics, Inc.

By:	/s/ Mike Raab

	Name:	Mike Raab
	Title:	Lead Independent Director